Exhibit 99.2

Newfield Reports Third Quarter 2010 Results

FOR IMMEDIATE RELEASE

Houston – October 20, 2010 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited third quarter 2010 financial results. Newfield will host a conference call at 8:30 a.m. CDT on Thursday, October 21. To participate in the call, dial 719-457-1527 or listen through the investor relations section of the website at http://www.newfield.com.

For the third quarter of 2010, Newfield recorded net income of $161 million, or $1.20 per diluted share (all per share amounts are on a diluted basis). Net income includes the effect of a net unrealized gain on commodity derivatives of $20 million ($13 million after-tax).

 Without the effect of this item, net income for the third quarter of 2010 would have been $148 million, or $1.10 per share.

Revenues in the third quarter of 2010 were $449 million. Net cash provided by operating activities before changes in operating assets and liabilities was $394 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the third quarter of 2010 was 71 Bcfe. Production results for the third quarter of 2010 include the impact of approximately 0.3 MMBbls of deferred production in Malaysia related to a damaged export pipeline. The pipeline was repaired during the third quarter and is now operational. Natural gas production in the third quarter of 2010 was 50 Bcf, an average of 548 MMcf/d. Newfield’s oil liftings in the third quarter of 2010 were 3.5 MMBbls, an average of approximately 38,000 BOPD. Capital expenditures in the third quarter of 2010 were approximately $386 million.

“In 2010, we have focused on growing our oil production while improving our operating margins,” said Newfield Chairman, President and CEO Lee K. Boothby. “Our portfolio has attractive oil projects capable of growth and we allocated additional capital and people to these areas. Our 2010 domestic oil production is expected to rise nearly 25% over 2009 levels and we have great momentum entering 2011. Our gas assets are substantially held-by-production and we have the option to slow our investments in these regions while continuing to re-direct our focus to oil projects.”

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated fourth quarter and full year 2010 results, estimated capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities and liftings, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

3Q10 Actual Results
	3Q10 Actual
	Domestic	Int’l	Total
Production/Liftings
Natural gas – Bcf	50.4	–	50.4
Oil and condensate – MMBbls Note 1	2.2	1.3	3.5
Total Bcfe	63.7	7.7	71.4

Average Realized Prices Note 2
Natural gas – $/Mcf	$5.66	$–	$5.66
Oil and condensate – $/Bbl	$84.63	$72.04	$80.02
Mcf equivalent – $/Mcfe	$7.48	$12.01	$7.98

Operating Expenses:
Lease operating
Recurring ($MM)	$38.9	$15.7	$54.6
per/Mcfe	$0.62	$2.05	$0.78
Transportation ($MM)	$19.0	$–	$19.0
per/Mcfe	$0.31	$–	$0.27
Recurring w/ trans ($MM)	$57.9	$15.7	$73.6
per/Mcfe	$0.93	$2.05	$1.05
Major (workovers, etc.) ($MM)	$10.3	$1.8	$12.1
per/Mcfe	$0.16	$0.23	$0.17

Production and other taxes ($MM)	$2.2	$19.0	$21.2
per/Mcfe	$0.04	$2.48	$0.30

General and administrative (G&A), net ($MM)	$38.5	$1.1	$39.6
per/Mcfe	$0.62	$0.14	$0.56

Capitalized internal costs ($MM)			$(17.3)
per/Mcfe			$(0.25)

Interest expense ($MM)			$39.2
per/Mcfe			$0.56

Capitalized interest ($MM)			$(15.3)
per/Mcfe			$(0.22)

Note 1: International oil production excludes approximately 0.3 MMBbls of deferred Malaysian oil production related to a damaged export pipeline.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $4.25 per Mcf and the domestic and total oil and condensate average realized prices would have been $65.92 and $68.16 per barrel, respectively.

4Q10 & FY10 Estimates
4Q10 & FY10 Estimates
	Domestic		Int’l		Total
Production/Liftings	4QE	FY10	4QE	FY10	4QE	FY10
Natural gas – Bcf	49 – 51	198 – 200	–	–	49 – 51	198 – 200
Oil and condensate – MMBbls	2.5 – 2.7	8.6 – 8.8	1.8 – 1.9	6.0 – 6.1	4.3 – 4.6	14.6 – 14.9
Total Bcfe	64 – 67	250 – 251	11 – 12	36 – 37	75 – 79	286 – 288

Average Realized Prices
Natural gas – $/Mcf	Note 1	Note 1
Oil and condensate – $/Bbl	Note 2	Note 2	Note 3	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses (per Mcfe):
Lease Operating
Recurring	$0.61 - $0.63	$0.58 - $0.60	$1.44 - $1.47	$1.48 - $1.51	$0.73 - $0.75	$0.69 - $0.71
Transportation	$0.28 - $0.30	$0.28 - $0.30	-	-	$0.24 - $0.26	$0.24 - $0.26
Recurring with transportation	$0.89 - $0.93	$0.86 - $0.90	$1.44 - $1.47	$1.48 - $1.51	$0.97 - $1.01	$0.93 - $0.97
Major (workovers, etc.)	$0.13 - $0.15	$0.15 - $0.17	$0.52 - $0.54	$0.27 - $0.29	$0.19 - $0.21	$0.17 - $0.19

Production/Taxes Note 4	$0.29 - $0.31	$0.20 - $0.22	$1.94 - $1.98	$1.81- $1.85	$0.52 - $0.55	$0.36 - $0.43

G&A, net	$0.55 - $0.57	$0.58 - $0.60	$0.11 - $0.12	$0.15 - $0.16	$0.48 - $0.50	$0.53 - $0.55
Capitalized internal costs					$(0.23 - $0.24)	$(0.24 - $0.25)

Interest Expense					$0.47 - $0.51	$0.52 - $0.55

Capitalized Interest					$(0.19 - $0.20)	$(0.20 - $0.21)

Tax rate (%)Note 5					36% - 38%	36% - 38%

Income taxes (%)
Current					14% - 16%	14% - 16%
Deferred					84% - 86%	84% - 86%

Note 1:
The price that we receive for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.25 - $0.50 per MMBtu less than the Henry Hub Index. Realized natural gas prices for our Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 85-90% of the Henry Hub Index.

Note 2:
The price we receive for our Gulf Coast oil production typically averages about 90-95% of the NYMEX West Texas Intermediate (WTI) price. The price we receive for our oil production in the Rocky Mountains is currently averaging about $12-$14 per barrel below the WTI price. Oil production from our Mid-Continent properties typically averages 88-92% of the WTI price.

Note 3:
Oil sales from our operations in Malaysia typically sell at a slight discount to Tapis, or about 90-95% of WTI. Oil sales from our operations in China typically sell at $4-$6 per barrel less than the WTI price.

Note 4:	Guidance for production taxes determined using $78/Bbl oil and $4/MMBtu gas.
Note 5:	Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Oil and gas revenues	$449	$375	$1,355	$924

Operating expenses:
Lease operating	86	64	237	192
Production and other taxes	21	14	77	38
Depreciation, depletion and amortization	156	144	463	440
General and administrative	40	40	117	106
Ceiling test writedown	—	—	—	1,344
Other	—	1	10	8
Total operating expenses	303	263	904	2,128

Income (loss) from operations	146	112	451	(1,204)

Other income (expenses):
Interest expense	(39)	(31)	(116)	(95)
Capitalized interest	15	13	43	39
Commodity derivative income (expense)	131	(8)	414	189
Other	1	(1)	2	4
Total other income (expenses)	108	(27)	343	137

Income (loss) before income taxes	254	85	794	(1,067)

Income tax provision (benefit)	93	7	293	(412)

Net income (loss)	$161	$78	$501	$(655)

Income (loss) per share:
Basic --	$1.22	$0.59	$3.80	$(5.06)

Diluted --	$1.20	$0.58	$3.75	$(5.06)

Weighted average number of shares outstanding for basic income (loss) per share	132	130	132	129
Weighted average number of shares outstanding for diluted income (loss) per share *	134	132	134	129
* Had we recognized net income for the nine month period ended September 30, 2009, the weighted average number of shares outstanding for the computation of diluted earnings per share would have increased by 2 million shares.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$128	$78
Derivative assets	296	269
Other current assets	436	546
Total current assets	860	893

Property and equipment, net (full cost method)	6,184	5,247
Derivative assets	73	19
Other assets	109	95
Total assets	$7,226	$6,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$876	$873

Other liabilities	201	142
Long-term debt	2,169	2,037
Deferred taxes	680	434
Total long-term liabilities	3,050	2,613

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,430	1,389
Treasury stock	(41)	(33)
Accumulated other comprehensive loss	(13)	(11)
Retained earnings	1,923	1,422
Total stockholders’ equity	3,300	2,768
Total liabilities and stockholders’ equity	$7,226	$6,254

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$501	$(655)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	463	440
Deferred tax provision (benefit)	259	(448)
Stock-based compensation	16	22
Ceiling test writedown	—	1,344
Commodity derivative income	(414)	(189)
Cash receipts on derivative settlements	345	701
	1,170	1,215
Changes in operating assets and liabilities	137	2
Net cash provided by operating activities	1,307	1,217

Cash flows from investing activities:
Additions to oil and gas properties and other, net	(1,202)	(1,052)
Acquisitions of oil and gas properties	(209)	(9)
Proceeds from sales of oil and gas properties	14	—
Redemptions of investments	5	18
Net cash used in investing activities	(1,392)	(1,043)

Cash flows from financing activities:
Net repayments under credit arrangements	(384)	(107)
Net proceeds from issuance of senior subordinated notes	686	—
Repayment of senior notes	(175)	—
Other	8	5
Net cash provided by (used in) financing activities	135	(102)

Increase in cash and cash equivalents	50	72
Cash and cash equivalents, beginning of period	78	24

Cash and cash equivalents, end of period	$128	$96

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the third quarter of 2010 stated without the effect of certain items to net income is shown below:
3Q10
(in millions)
Net income	$161
Net unrealized gain on commodity derivatives (1)	(20)
Income tax adjustment for above item	7
Earnings stated without the effect of the above item	$148

(1)	The determination of “Net unrealized gain on commodity derivatives” for the third quarter of 2010 is as follows:

3Q10
(in millions)
Commodity derivative income	$131
Cash receipts on derivative settlements	(118)
Option premiums associated with derivatives settled during the period	7
Net unrealized gain on commodity derivatives	$20

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

3Q10
(in millions)
Net cash provided by operating activities	$419
Net change in operating assets and liabilities	(25)
Net cash provided by operating activities before changes in operating assets and liabilities	$394